[date]

Tortoise Energy Capital Corporation

Tortoise Energy Infrastructure Corporation

11550 Ash Street, Suite 300

Leawood, Kansas 66211

Re: Tax Opinion in connection with Merger of Tortoise Energy Capital Corporation into Tortoise Energy Infrastructure Corporation

Ladies and Gentlemen:

We have acted as counsel to Tortoise Energy Capital Corporation, a Maryland corporation (“TYY”) and Tortoise Energy Infrastructure Corporation, a Maryland corporation (“TYG”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”), between TYY and TYG, pursuant to which TYY shall be merged with and into TYG with TYG surviving (the “Merger”) on the terms and conditions set forth therein. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered pursuant to Section 7.5 of the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the registration statement on Form N-14 (Registration Nos. [    ] and [    ]) (as amended, the “Registration Statement”) filed by TYG with the Securities and Exchange Commission under the Securities Act of 1933, as amended and (iii) the representation letters of TYY and TYG delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than TYY and TYG, we have assumed such parties are duly incorporated and in good standing in their respective jurisdictions of incorporation, and that such parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by TYY and TYG in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Merger Agreement or the Representation Letters based on the best knowledge or belief of TYY and TYG or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, administrative interpretations published by the United States Internal Revenue Service, and judicial precedents, in each case, as of the date hereof. If there is any subsequent change in the applicable laws or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. the Merger as provided in the Merger Agreement will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that TYG and TYY will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

2. no gain or loss will be recognized to TYY as a result of the Merger or upon the conversion of the shares of common stock, par value $0.001 per share, of TYY (the “TYY Common Shares”) to shares of common stock, par value $0.001 per share, of TYG (the “TYG Common Shares”) or upon the conversion of the shares of series C mandatory redeemable preferred stock, par value          per share, of TYY (the “TYY Preferred Shares”) to shares of series C mandatory redeemable preferred stock, par value $0.001 per share, of TYG (the “TYG Preferred Shares”);

3. no gain or loss will be recognized to TYG as a result of the Merger or upon the conversion of TYY Common Shares to TYG Common Shares or upon the conversion of TYY Preferred Shares to TYG Preferred Shares;

4. no gain or loss will be recognized to the stockholders of TYY upon the conversion of their TYY Common Shares to TYG Common Shares or upon the conversion of their TYY Preferred Shares to TYG Preferred Shares, except to the extent such stockholders are paid cash in lieu of fractional TYG Common Shares in the Merger;

5. the aggregate tax basis of the TYY assets in the hands of TYG will be the same as the aggregate tax basis of such assets in the hands of TYY immediately prior to the consummation of the Merger;

6. immediately after the Merger, the aggregate tax basis of the TYG Common Shares received by each holder of TYY Common Shares in the Merger (including that of fractional share interests purchased by TYG) will be equal to the aggregate tax basis of the TYY Common Shares owned by such stockholder immediately prior to the Merger, and the aggregate tax basis of the TYG Preferred Shares received by each holder of TYY Preferred Shares in the Merger will be equal to the aggregate tax basis of the TYY Preferred Shares owned by such stockholder immediately prior to the Merger;

7. a stockholder’s holding period for TYG Common Shares (including that of fractional share interests purchased by TYG) will be determined by including the period for which he or she held TYY Common Shares converted pursuant to the Merger, provided that such TYY Common Shares were held as capital assets, and a stockholder’s holding period for TYG Preferred Shares will be determined by including the period for which he or she held TYY Preferred Shares converted pursuant to the Merger, provided the TYY Preferred Shares were held as capital assets;

8. TYG’s holding period with respect to the TYY assets transferred will include the period for which such assets were held by TYY; and

9. the payment of cash to the holders of TYY Common Shares in lieu of fractional TYG Common Shares will be treated as though such fractional shares were distributed as part of the Merger and then redeemed by TYG with the result that the holder of TYY Common Shares will generally have a capital gain or loss to the extent the cash distribution differs from such stockholder’s basis allocable to the fractional TYG Common Shares.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 12 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

HUSCH BLACKWELL LLP